EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8) of Overseas Shipholding Group, Inc. pertaining to the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan of our reports (a) dated February 11, 2004, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and (b) dated May 3, 2004, July 28, 2004 and October 26, 2004, respectively, relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. and subsidiaries included in its Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, all filed with the Securities and Exchange Commission.

                                                                 ERNST & YOUNG LLP

New York, New York

December 10, 2004